VSE Reports Financial Results for First Quarter 2012
Operating income, margin, EPS and bookings improve

Alexandria, Virginia, April 30, 2012 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for the three month period ended March 31, 2012.

Financial Results (Unaudited)
(in thousands, except per-share data and percentages)
	Three Months Ended March 31
	2012	2011	% Change
Revenues	$144,341	$151,244	(5)%
Operating income	$12,343	$6,909	79.0%
Operating margin	8.6%	4.6%	Up 400 bp
Net income	$6,668	$4,172	60.0%
Basic EPS	$1.27	$0.80	59.0%
Diluted EPS	$1.26	$0.80	57.5%

“Though we believe we are positioned to withstand market challenges in the long term, our company and our industry continue to face an operating environment that is constraining revenue levels,” said Maurice “Mo” Gauthier, VSE CEO. “We are pleased that our recent acquisitions, particularly Wheeler Brothers, Inc. (WBI) last June, resulted in strong earnings per share (EPS) growth, improved profit margins, and more diversification between DoD and Federal civilian agencies, including the United States Postal Service (USPS). Performance in these areas is meeting our expectations, and we are aggressively cross-selling traditional VSE services into new markets. Despite budget constraints, work through our U.S. Army Reserve and Navy Foreign Military Sales (FMS) programs is enabling us to continue our role as a key provider of legacy systems sustainment and equipment refurbishment services for DoD.”

For the first quarter of 2012, revenues were $144.3 million compared to $151.2 million in the first quarter of 2011. Operating income for the first quarter of 2012 was $12.3 million compared to $6.9 million in the first quarter of 2011.

The decrease in first quarter 2012 revenues was primarily due to an approximate $33 million revenue decrease resulting from the expiration of delivery orders on our U.S. Army CECOM Rapid Response "R2" contract in early 2011. The revenue decline was largely offset by the inclusion of revenues from WBI, which is included in our Supply Chain Management Group.

Operating margin for the first quarter of 2012 was 8.6%, an increase of 400 bp, compared to 4.6% in the first quarter of 2011. The year-over-year increase in operating margin was primarily due to the inclusion of WBI.

Net income for the first quarter of 2012 was $6.7 million, or $1.26 per diluted share, compared to $4.2 million, or $.80 per diluted share in the first quarter of 2011.

Bookings were $168 million in the first quarter of 2012 compared to $107 million in the first quarter of 2011. Funded contract backlog at March 31, 2012 was $307 million, compared to $289 million at December 31, 2011.

Q1 Operational Highlights
•
Our International Group retained our Navy FMS contract after an unsuccessful protest by a competitor. The FMS contract has an initial term of one year for $277 million with a potential of up to $1.5 billion over five years if all options are exercised.

•
International Group also received a letter contract valued at $9.5 million for continued support of the Treasury Executive Office of Asset Forfeiture program. The letter contract has a three-month base and two one-month options.

•
International Group also was awarded a USAF Design and Engineering Support Program (DESP III) contract as a prime and as a team member of a small business prime.  This five-year ID/IQ contract has a potential cumulative value of $1.9 billion.

•
We delivered a prototype, fuel efficient, repowered gasoline Long Life Vehicle (LLV) testing by the USPS. The vehicle was delivered with a prototype RFD6 Re-Power Kit, developed by our Federal Group and WBI subsidiary, which may increase the current vehicle’s fuel efficiency by as much as 75% with a proportionate reduction in the vehicle’s carbon footprint.

•
Our Akimeka subsidiary has been awarded a 10-year US Air Force Services Agency (AFSVA) contract valued at approximately $10 million to implement and support an enterprise Point-of-Sale Golf Management Solution for 70 golf courses located world-wide.

•
Akimeka also was awarded a five-year U.S. Army Medical Materiel Agency (USAMMA) contract valued at $4.2 million to develop and deploy web-based medical equipment training for soldiers in the operational theater.

About VSE

Established in 1959, VSE is a diversified federal services company with experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for logistics, engineering, IT services, construction management, consulting and supply chain management. For additional information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Randy Hollstein, VSE Corporate Vice President of Sales and Marketing, at (703) 329-3206.

VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings with the U.S. Securities and Exchange Commission for further information and analysis of VSE’s financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor

This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the Securities and Exchange Commission, including VSE’s annual report on Form 10-K for the year ended December 31, 2011 and subsequent reports filed with the Securities and Exchange Commission.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.

VSE Corporation and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets
(in thousands except share and per share amounts)

	March 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$368	$451
Receivables, principally U.S. Government, net	112,850	117,568
Inventories	42,454	41,990
Deferred tax assets	385	1,355
Other current assets	17,233	17,083
Total current assets	173,290	178,447

Property and equipment, net	64,107	57,113
Intangible assets, net	103,734	106,536
Goodwill	98,879	98,879
Deferred tax assets	-	231
Other assets	15,776	13,306
Total assets	$455,786	$454,512

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$18,587	$18,587
Accounts payable	38,729	50,353
Current portion of earn-out obligation	8,660	4,153
Accrued expenses and other current liabilities	29,402	33,864
Dividends payable	370	367
Total current liabilities	95,748	107,324

Long-term debt, less current portion	151,970	144,759
Deferred compensation	10,515	8,215
Long-term lease obligations, less current portion	34,136	33,938
Deferred income taxes	1,010	-
Earn-out obligations, less current portion	11,356	16,415
Other liabilities	376	261
Total liabilities	305,111	310,912

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 5,286,706 and 5,246,527, respectively	264	262
Additional paid-in capital	18,040	17,069
Retained earnings	133,258	126,961
Accumulated other comprehensive loss	(887)	(692)
Total stockholders’ equity	150,675	143,600
Total liabilities and stockholders’ equity	$455,786	$454,512